As filed with the Securities and Exchange Commission on October 24, 2013
Registration No. 333-135692

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

__________________________________________

Post-Effective Amendment to Form S-8 Registration Statement No. 333-135692

__________________________________________

NEWPORT BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	20-4465271
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

c/o SI Financial Group, Inc.
803 Main Street
Willimantic, Connecticut 06226
(860) 423-4581
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Newport Federal Savings Bank
Employees’ Savings & Profit Sharing Plan and Trust
(Full titles of the plans)

Rheo A. Brouillard
President and Chief Executive Officer
SI Financial Group, Inc.
803 Main Street
Willimantic, Connecticut 06226
(860) 423-4581

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                               ☐                                                       Accelerated filer                   ☐
Non-accelerated filer                                                 ☐                                                       Smaller reporting company  ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”):  Registration Statement No. 333-135692 registering 358,352 shares of Newport Bancorp common stock in connection with the Newport Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust.

Pursuant to the Agreement and Plan of Merger, dated as of March 5, 2013, by and between SI Financial Group, Inc. and Newport Bancorp, Inc., Newport Bancorp merged with and into SI Financial with Newport Bancorp ceasing to exist and SI Financial continuing as the surviving corporation.  The merger became effective at 11:55 p.m. on September 6, 2013.

Upon the closing of the merger, each outstanding share of Newport Bancorp common stock was converted into the right to receive, at the election of the holder, either $17.55 in cash or 1.5129 shares of SI Financial common stock, subject to allocation and proration procedures to ensure that 50% of the shares of Newport Bancorp common stock was converted into cash and 50% of the shares of Newport Bancorp common stock was converted into the stock consideration.  Shares of Newport Bancorp common stock are no longer quoted on the Nasdaq Stock Market.

As a result of the merger, Newport Bancorp has terminated all offerings of securities pursuant to the Registration Statement.  In accordance with the undertaking made by Newport Bancorp in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, SI Financial (as successor to Newport Bancorp) hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of Newport Bancorp common stock originally reserved for issuance under the plan covered by the Registration Statement and registered under the Registration Statement, which remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SI Financial Group, Inc. (as successor to Newport Bancorp, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Willimantic, Connecticut, on this 24th day of October, 2013.

SI FINANCIAL GROUP (as successor to Newport Bancorp, Inc.)

By:	/s/ Rheo A. Brouillard
Rheo A. Brouillard
President and Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act, this post-effective amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Rheo A. Brouillard	President and Chief Executive Officer	October 24, 2013
Rheo A. Brouillard	(principal executive officer)

/s/ Brian J. Hull	Executive Vice President, Chief	October 24, 2013
Brian J. Hull	Operating Officer, Treasurer and
Chief Financial Officer)
(principal financial and accounting officer

/s/ Henry P. Hinckley	Chairman of the Board	October 24, 2013
Henry P. Hinckley

/s/ Donna M. Evan	Director	October 24, 2013
Donna M. Evan

/s/ Roger Engle	Director	October 24, 2013
Roger Engle

/s/ Robert O. Gillard	Director	October 24, 2013
Robert O. Gillard

/s/ Mark D. Alliod	Director	October 24, 2013
Mark D. Alliod

/s/ Michael R. Garvey	Director	October 24, 2013
Michael R. Garvey

/s/ Kevin M. McCarthy	Director	October 24, 2013
Kevin M. McCarthy

/s/ William R. Harvey	Director	October 24, 2013
William R. Harvey

/s/ Kathleen A. Nealon	Director	October 24, 2013
Kathleen A. Nealon